Exhibit 99.1

MEREDITH ENTERPRISES REPORTS FOURTH QUARTER EARNINGS

MENLO PARK, February 9, 2004 – Meredith Enterprises, Inc., (AMEX: MPQ) today reported operating results for the quarter and year ended December 31, 2003. Net income for the fourth quarter of 2003 totaled $2,044,568, or $2.04 per share assuming dilution, compared with a net loss of ($6,208), or $0.00 per share, for the fourth quarter of 2002. The increase in net income is due largely to gains from sales of properties in 2003. Net income for the year 2003 totaled $2,442,604, or $2.44 per share assuming dilution, as compared with a net income of $1,058,306, or $1.09 per share, for 2002. This increase is also due largely to gains from sales of properties and the results of the company’s Northlake Festival property, which it acquired in October 2002.

Meredith Enterprises, Inc.

Income Statements

(Unaudited)

Three and Twelve Months ended December 31, 2003 and 2002

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Revenues
Rental	$2,111,263	$1,765,968	$7,700,407	$3,927,908
Interest	838	38,168	10,244	40,973

Total revenues	2,112,101	1,804,136	7,710,651	3,968,881

Cost and expenses
Interest	654,849	694,076	2,624,149	1,480,521
General and administrative	286,971	431,025	1,458,872	1,261,057
Depreciation	257,129	227,677	1,028,510	513,446
Ground rent	236,170	235,924	922,698	235,924
Operating	253,070	200,447	984,393	387,813
Property taxes	128,699	121,380	500,399	191,134

Total expenses	1,816,888	1,910,529	7,519,021	4,069,895

Net income (loss) from operations	295,213	(106,393)	191,630	(101,014)

Discontinued operations:
Gain on sale of rental real estate held for sale	1,716,771	—	2,123,499	733,424
Income from operations	32,584	100,185	127,475	425,896

Net income (loss)	$2,044,568	$(6,208)	$2,442,604	$1,058,306

Net income per share from operations assuming dilution:
Net income (loss) from operations	$0.29	$(0.10)	$0.19	$(0.10)
Net income per share from discontinued operations	$1.75	$0.10	$2.25	$1.19

Net income per share	$2.04	$0.00	$2.44	$1.09

Contact:

Meredith Enterprises, Inc.

Allen Meredith

(650) 233-7140

Meredith Enterprises, Inc. advises the reader to review this unaudited financial information in conjunction with its SEC filings, including its reports on Form 10-Q and 8-K, and its Annual Report on Form 10-K for 2002 and Annual Report on Form 10-K for 2003 to be filed in March 2004. The reader should note certain reclassifications have been made to the 2002 results to conform to the 2003 presentation.